Exhibit 99.1
INVESTOR RELATIONS
Contact:
Charles M. Fleischman
President
Digene Corporation
(301) 944-7000
http://www.digene.com/
FOR APPROVAL
Investor Relations:
Jonathan Birt
Financial Dynamics
(212) 850-5628
Media:
Pam Rasmussen, Digene
(301) 944-7196
Sean Leous, Financial Dynamics
(212) 850-5755
DIGENE ANNOUNCES FIRST QUARTER FISCAL 2006 RESULTS
- Total Revenues up 27% to $33.4 Million, Worldwide HPV Revenues up 26% to
$28.4 Million -
- Net Income of $1.3 million, or $0.06 per share –
- Excluding special items, Net Income of $2.6 million, or $0.13 per share -
GAITHERSBURG, MARYLAND, November 1, 2005 — Digene Corporation (NASDAQ: DIGE) today reported record financial results for the fiscal 2006 first quarter ended September 30, 2005.
Comparison of Selected Financial Results (millions, except per share data)

	Quarter ended September 30
	2005	2004
As reported:
Total revenue	$33.4	$26.2
Net income (loss)	1.3	(6.3)
Net income (loss) per diluted share	0.06	(0.32)
Excluding special items*:
Net income	2.6	2.3
Net income per diluted share	0.13	0.11

*	See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” below

Total revenues for the first quarter of fiscal 2006 increased 27% to $33.4 million from $26.2 million in the first quarter of fiscal 2005. Worldwide human papillomavirus (HPV) test revenues grew 26% to $28.4 million from $22.4 million in the first quarter of fiscal 2005. U.S. HPV test revenues increased 29% to $23.4 million from $18.1 million in last year’s comparable quarter. Gross margin on product sales was 85% in the fiscal 2006 first quarter, compared to 83% in the fiscal 2005 first quarter. Net income was $1.3 million, or $0.06 per diluted share, in the fiscal 2006 first quarter, compared to net loss of $6.3 million, or $0.32 per diluted share, in the first quarter of fiscal 2005.
Excluding special items, net income was $2.6 million, or $0.13 per share, in the first quarter of fiscal 2006, versus $2.3 million, or $0.11 per diluted share, in the first quarter of fiscal 2005. Special items in the fiscal 2006 first quarter consist of approximately $1.4 million of employee and director stock-based compensation expense and an adjustment to reflect a 38% effective tax rate. Special items in the fiscal 2005 first quarter consist of the $14 million patent litigation settlement expense from the previously announced Settlement and License Agreement with Enzo Biochem, Inc. and an adjustment to reflect a 38% effective tax rate.
Evan Jones, Chairman and Chief Executive Officer of Digene Corporation, commented, “Fiscal 2006 has gotten off to an excellent start. Over the quarter, revenues rose strongly due to growing demand for The Digene® HPV Test, and we improved our gross margin, as well as pre-tax income and earnings. During the first quarter, we expanded our direct-to-consumer (DTC) educational TV campaign into two new metropolitan areas, Boston and Chicago. We are receiving positive feedback from our physician sales force in those cities, and we are confident our broader sales and marketing activities will continue to drive our growth through fiscal 2006 and beyond. We are also focused on building on our leadership position in HPV testing through investment in our research and development programs, which include work on HPV genotyping assays and the automated processing of liquid based cytology specimens for HPV testing.”
Mr. Jones continued, “We are working to create a new standard of care in cervical cancer screening in which testing for the viral cause of the cancer with the Digene HPV Test plays a central role. Our physician sales force and the launch of our DTC campaign are key components of our strategy, and are already producing promising results, with U.S. HPV test revenue increasing 29% over the last year’s comparable quarter to over $23 million. Looking forward, the recently presented clinical data on vaccines against certain types of HPV will help increase awareness of the link between HPV and cervical cancer and will help emphasize the importance of HPV testing in cervical cancer screening.”
During the quarter Rodney L. Wallace joined the company as Vice President, Engineering. Mr. Wallace brings more than 20 years of experience in the engineering field to the company. He worked for nine years at Abbott Laboratories where he was involved with the development of the Architect instrument. Most recently Mr. Wallace was Senior Vice President, Instrument Development, Nimblegen Systems. The company also announced that C. Douglas White Vice President, Commercial Operations — North America was promoted to Vice President, Sales and Marketing — Americas and Asia Pacific. In his new role Mr. White will be responsible for sales and marketing activities in North America, Latin America, and the Asia Pacific Region.
Digene Outlook
The following forward-looking information is being provided as a convenience to investors. The projections are based upon numerous assumptions, which Digene believes to be reasonable but many of which Digene cannot control. Consequently, actual results may differ materially from the guidance and objectives described below. Further, the guidance and objectives provided below assume the continued growth and success of Digene’s existing business, including sales of its HPV test products. Please refer to the disclosure notice below. (See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” below.)
For the fiscal year ending June 30, 2006, Digene expects:
•	Total revenues of approximately $145 million.

•	Total U.S. revenue of approximately $115 million.

•	Gross margin of approximately 82%, including approximately $0.5 million of stock-based employee compensation expense.

•	Income before income taxes of approximately $14 million.

•	Excluding special items, income before income taxes of approximately $20 million. Special items in fiscal year 2006 are expected to consist of the exclusion of approximately $6 million of stock-based employee and director compensation expense.

•	Net income, as adjusted to exclude special items, of approximately $12 million, or $0.55 per diluted share, based on an estimated 22 million diluted weighted average shares outstanding. Special items in fiscal year 2006 are expected to consist of the exclusion of approximately $6 million stock-based employee and director compensation expense and an adjustment to reflect a 38% tax rate.
Total operating expenses for fiscal 2006, including stock-based employee compensation expense, are projected to be approximately $102 million, consisting of:
•	Research and Development expenses of approximately $16 million, including approximately $0.2 million of stock-based employee compensation expense.

•	General and Administrative expenses of approximately $24 million, including approximately $3.7 million of stock-based employee and director compensation expense.

•	Sales and Marketing expenses of approximately $55 million, including approximately $1.7 million of stock-based employee compensation expense.

•	Total royalty and technology fees of approximately 5% to 6% of product sales.

For the fiscal 2006 second quarter ending December 31, 2005, the Company expects:
•	Total revenues of approximately $34.5 million.

•	Gross margin of approximately 82%.

•	Income before income taxes of approximately $0.7 million.

•	Excluding special items, income before income taxes of approximately $2.5 million. Special items in the second quarter 2006 consist of the exclusion of approximately $1.8 million of stock-based employee and director compensation expense.

•	Net income, as adjusted to exclude special items, of approximately $1.6 million, or $0.08 per diluted share, based on an estimated 21 million diluted weighted average shares outstanding. Special items in the second quarter 2006 consist of the exclusion of approximately $1.8 million stock-based employee and director compensation expense and an adjustment to reflect a 38% tax rate.
Conference Call
Digene management will host a conference call to discuss results for the fiscal 2006 first quarter on Tuesday, November 1, 2005, at 4:30 pm (Eastern). The call will be broadcast live over the Internet and can be accessed at Digene’s website, www.digene.com. In addition, a telephonic replay of the call will be available through Thursday, December 1, 2005, and may be accessed by dialing (866) 455-0473 or (203) 369-1260.
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
To supplement the Company’s consolidated financial statements presented in accordance with GAAP, Digene uses non-GAAP measures of certain components of financial performance, including income before income taxes, net income and earnings per share, which are adjusted from results based on GAAP. Although “as adjusted” financial measures are non-GAAP financial measures, the Company believes that the presentation of “as adjusted” financial measures calculated to exclude “special items” are useful adjuncts to the GAAP “as reported” financial measures. “Special items” consist of:
•	an adjustment to reflect a 38% effective tax rate for each completed period and the guidance regarding the fiscal 2006 second quarter ending December 31, 2005 and the full fiscal year ending June 30, 2006,

•	for the guidance regarding the second quarter ending December 31, 2005 and full fiscal year ending June 30, 2006, “special items” also include stock-based employee and director compensation expense,

•	and for the three-month period ended September 30, 2004, “special items” also include the $14 million patent litigation settlement expense from payments made under the previously announced Settlement and License Agreement with Enzo Biochem, Inc.

The extent and timing of each of our international subsidiaries’ ability to become profitable will have a material impact on our income tax expense. These events are difficult to accurately predict and, as a result, we are not providing guidance on “net income” prepared in accordance with GAAP for forthcoming periods because we cannot reasonably estimate our future period-to-period GAAP-based income tax expense, virtually all of which is a non-cash expense. The presentation of “net income, as adjusted” in each reported and future period reflects adjustments for the “special items” detailed above.
These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the most directly comparable GAAP measure, where available.
About Digene
Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases — with a focus on women’s cancers and infectious diseases. The company’s hc2 High-Risk HPV DNA Test® is the only test for human papillomavirus approved by the FDA, and is approved for both follow-up evaluation in women with inconclusive Pap results and for primary adjunctive screening with the Pap test in women age 30 and older. For primary adjunctive screening, it is marketed as both The Digene HPV Test and the DNAwithPap® Test. These brand names do not refer to the Digene product that tests for several types of the virus commonly referred to as “low-risk HPV,” which are not associated with cervical cancer. For more information, visit www.thehpvtest.com. Digene’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, as well as tests for blood viruses. For more information, visit the company’s Web site, www.digene.com. Investors also may contact Charles Fleischman at (301) 944-7000; journalists may contact Pam Rasmussen, (301) 944-7196.
Digene®, Hybrid Capture®, hc2 High-Risk HPV DNA Test® and DNAwithPap® are registered trademarks of Digene Corporation.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations include, but are not limited to, the degree of acceptance of HPV testing by physicians, uncertainty of the company’s future profitability, its ability to scale up manufacturing operations to meet any increased demand, the uncertainty regarding patents and proprietary rights, the success of the Company’s marketing efforts, competition, risks inherent in international transactions, and the inability to obtain requisite additional financing, as well as other factors discussed in the Company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.

DIGENE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except net income (loss) per share and shares)

	Three Months Ended			Three Months Ended
	September 30, 2005			September 30, 2004
	As		As	As		As
	Reported	Adjustment (1)	Adjusted	Reported	Adjustment (1)	Adjusted

Revenues:
Product sales	$32,822	$—	$32,822	$25,747	—	$25,747
Other	530	—	530	464	—	464

Total revenues	33,352	—	33,352	26,211	—	26,211

Costs and expenses:
Cost of product sales	4,901	(132)	4,769	4,525	—	4,525
Royalty and technology	1,862	—	1,862	1,408	—	1,408
Research and development	3,764	(42)	3,722	2,673	—	2,673
Selling and marketing	14,586	(436)	14,150	9,296	—	9,296
General and administrative	5,548	(743)	4,805	4,561	—	4,561
Patent litigation settlement	—	—	—	14,000	(14,000)	—

Income (loss) from operations	2,691	1,353	4,044	(10,252)	14,000	3,748

Other income (expense):
Interest income	285	—	285	189	—	189
Interest expense	3	—	3	(21)	—	(21)
Other income (expense)	25	—	25	(38)	—	(38)

Income (loss) before minority interest and income taxes	3,004	1,353	4,357	(10,122)	14,000	3,878

Minority interest	(111)	—	(111)	(175)	—	(175)

Income (loss) before income taxes	2,893	1,353	4,246	(10,297)	14,000	3,703

Provision for (benefit from) income taxes	1,575	38	1,613	(4,024)	5,431	1,407

Net income (loss)	$1,318	$1,315	$2,633	$(6,273)	$8,569	$2,296

Basic net income (loss) per share	$0.07	$0.06	$0.13	$(0.32)	$0.43	$0.11

Diluted net income (loss) per share	$0.06	$0.07	$0.13	$(0.32)	$0.43	$0.11

Weighted average shares outstanding
Basic	20,088,163	—	20,088,163	19,887,914	—	19,887,914

Diluted	20,465,109	—	20,465,109	19,887,914	854,034	20,741,948

(1)	See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information — Three Months Ended September 30, 2005 and September 30, 2004.”

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
Three Months Ended September 30, 2005 and September 30, 2004
($ in thousands, except net income (loss) per share and shares)

	Three Months Ended	Three Months Ended
	September 30, 2005	September 30, 2004

Income (loss) before income tax

Income (loss) before income tax — as reported	$2,893	$(10,297)

Special item(s):
-Exclude stock-based employee and director compensation expense	1,353	—
-Exclude Enzo Biochem Inc. patent litigation settlement expense	—	14,000

Income (loss) before income tax- as adjusted	$4,246	$3,703

Net income (loss)

Net income (loss) — as reported	$1,318	$(6,273)

Special item(s):
-Adjustment to reflect 38% tax rate	(38)	(5,431)
-Exclude stock-based employee and director compensation expense	1,353	—
-Exclude Enzo Biochem Inc. patent litigation settlement expense	—	14,000

Net income — as adjusted	$2,633	$2,296

Diluted net income (loss) per share

Diluted net income (loss) per share — as Reported	$0.06	$(0.32)

Special item(s):
-Adjustment to reflect 38% tax rate	—	(0.27)
-Exclude stock-based employee and director compensation expense	0.07
-Exclude Enzo Biochem Inc. patent litigation settlement expense	—	0.70
-Adjustment for increase in diluted shares outstanding — as adjusted	—	—

Diluted net income (loss) per share — as adjusted	$0.13	$0.11

Diluted weighted average shares outstanding — as reported	20,465,109	19,887,914

Special item(s):
-Increase in shares due to net loss — as reported versus net income — as adjusted	—	854,034

Diluted weighted average shares outstanding — as adjusted	20,465,109	20,741,948

DIGENE CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
($ in thousands)

	September 30,	June 30,
	2005	2005

ASSETS

Current assets:
Cash, cash equivalents and short term investments	$47,670	$46,082

Total current assets	80,903	78,743

Total assets	107,716	106,845

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$22,741	$25,755

Long-term liabilities	1,795	1,687

Total stockholders’ equity	83,180	79,403

Total liabilities and stockholders’ equity	$107,716	$106,845
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